Exhibit 99.1

Regency Energy Partners to Host Annual Investor Day

DALLAS, June 4, 2013 – Regency Energy Partners LP (NYSE: RGP) will host its sixth-annual meeting for analysts and investors, Tuesday, June 11th at the Rosewood Crescent Hotel in Dallas. For the schedule of events, please view the invitation at www.regencyenergy.com.

The presentation will include a review of Regency’s strategy, company operations and growth opportunities. Attendees will also have the opportunity to participate in a question-and-answer session with senior management.

For those unable to attend, Regency will host a live webcast of the presentation from 9 a.m. to Noon CDT. The webcast is accessible through the Investor Relations link at www.regencyenergy.com.  Webcast participants should log-in at least 15 minutes prior to the start of the meeting to download any necessary audio software. A replay of the webcast will be available on Regency’s website for 30 days.

Also, the Investor Day presentation will be available for download through the Investor Relations link at www.regencyenergy.com beginning the morning of June 11th.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, master limited partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit Regency’s website at www.regencyenergy.com.

CONTACT:

Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Finance & Investor Relations
214-840-5477
ir@regencygas.com

Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785
vicki@granadopr.com